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                                                                     EXHIBIT 3.1


                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                        GOVERNMENT PROPERTIES TRUST, INC.

                                    ARTICLE I
                                    FORMATION

         I, J.W. Thompson Webb, whose post office address is 10 Light Street, Baltimore, Maryland 21202, being at least 18 years of age, hereby form a corporation under the Maryland General Corporation Law (the "MGCL").

                                   ARTICLE II
                                      NAME

         The name of the corporation (the "Corporation") is "Government Properties Trust, Inc."

                                   ARTICLE III
                                    PURPOSES

         The Corporation is being formed to engage in the business of acquiring, managing, financing, disposing of and otherwise dealing in interests in real property and to engage in any other lawful act or activity for which corporations may be organized under the MGCL. The foregoing purposes are to be construed as powers of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the laws of the State of Maryland.

                                   ARTICLE IV
                        PRINCIPAL OFFICE, RESIDENT AGENT

         The address of the principal office of the Corporation in this State is c/o Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in this State are Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.



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                                    ARTICLE V
                               BOARD OF DIRECTORS

         5.1. The number of directors of the Corporation shall be three, until changed as provided by the bylaws of the Corporation. No reduction in the number of directors shall cause the removal of any director from office prior to the expiration of his or her term.

         5.2. The name of those who will serve as directors until the first annual meeting of the stockholders and until their successors are elected and qualify are Jerry D. Bringard, Thomas D. Peschio and Richard H. Schwachter.

         5.3. A director may be removed from office, but only for cause and only by the affirmative vote of the holders of not less than two-thirds of the Stock then outstanding and entitled to vote generally for the election of directors; provided, however, that, in the case of any director elected solely by holders of one or more classes of preferred stock, the director will be subject to removal in the manner set forth in the charter provisions establishing the class or classes of preferred stock.

         For purposes of this Section 5.3, "cause," with respect to the removal of any director, shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of a court, (iii) gross negligence or gross dereliction of duty or (iv) commission or omission of an act that constitutes willful misconduct or a willful violation of law if such omission or action results in injury to the Corporation.

         5.4. In considering a potential acquisition of control of the Corporation, the Board of Directors may consider the effect of the potential acquisition of control on (i) stockholders, employees, suppliers, customers and creditors of the Corporation, and (ii) the communities in which offices or other establishments of the Corporation are located.


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         5.5. Subject to the express limitations in the charter or in the
Corporation's bylaws, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The charter shall be construed with a presumption in favor of the grant of power and authority to the directors.

                                   ARTICLE VI
                                      STOCK

         6.1. The total number of shares of stock that the Corporation has authority to issue (the "Stock") is 50,000,000 shares, all of which are initially classified as common stock, par value $.01 per share (the "Common Stock"). The aggregate par value of all the shares of all classes of stock is $500,000.00.

         6.2. The following describes the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock:

                  (a) Each share of Common Stock shall have one vote and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

                  (b) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends may be paid on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

                  (c) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the assets of the


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Corporation remaining after payment or provision for payment of the liabilities of the Corporation and the amounts to which holders of any class of stock hereafter classified or reclassified having preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

         6.3. The Board of Directors may classify and reclassify any unissued shares of Stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of those shares.

         6.4. The Board of Directors may authorize the issuance from time to time of shares of Stock of any class, whether now or hereafter authorized, or securities or rights convertible into shares of Stock for such consideration (including, in the case of a stock dividend in the same or another class of stock, for no consideration) as may be deemed advisable by the Board of Directors and without any action by the stockholders. The Board of Directors may create and issue rights entitling the holders thereof to purchase from the Corporation shares of Stock or other securities or properties.

         6.5. A majority of the entire Board of Directors, without action by the stockholders, may amend the charter to increase or decrease the aggregate number of shares of Stock or the number of shares of Stock of any class the Corporation has authority to issue.

         6.6. No holder of any Stock now or hereafter authorized shall be entitled to exercise the rights of an objecting stockholder under Section 3-201, et seq., of the MGCL other than (i) such, if any, as the Board of Directors may determine and (ii) if applicable, as such rights may be provided by Section 3-708 of the MGCL (or any successor statute).


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         6.7. Notwithstanding any provision of Maryland law requiring that any action be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of the shares or votes entitled to be cast, such action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote thereon.

                                   ARTICLE VII
                       OWNERSHIP AND TRANSFER LIMITATIONS

         7.1. Transferability; Transfer Restrictions and Ownership Limitations. Shares of Stock in the Corporation shall be transferable (subject to the further provisions of this Article VII). The persons in whose name the shares of Stock are registered on the books of the Corporation shall be deemed the absolute owners thereof and, until a transfer is effected on the books of the Corporation, the Board of Directors shall not be affected by any notice, actual or constructive, of any transfer. Any issuance, redemption or transfer of shares of Stock which would operate to disqualify the Corporation as a REIT, shall be null and void ab initio.

         7.2. Definitions. For purposes of this Article VII the following terms shall have the following meanings:

         "Adoption Date" shall mean the date on which this charter is accepted for record by the State Department of Assessments and Taxation of the State of Maryland.

         "Beneficial Ownership" shall mean ownership of shares of Stock by a Person (whether or not treated as an individual for purposes of Section 544 of the Code) who is the direct owner of such shares of Stock or would be treated as an owner of such shares of Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have correlative meanings.

         "Charitable Beneficiary" shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board of Directors as the beneficiary or beneficiaries of the Excess Share Trust.


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         "Constructive Ownership" shall mean ownership of shares of Stock by a
         Person who would be treated as an owner of such shares of Stock, either directly or constructively, through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner", "Constructively Owns", "Constructively Owning" and "Constructively Owned" shall have correlative meanings.

         "Excess Shares" shall mean shares of Stock resulting from a designation as Excess Shares as described in Section 7.4.

         "Excess Share Trust" shall mean the trust created pursuant to Sections
         7.4 and 7.15.

         "Excess Share Trustee" shall mean a person, who shall be unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board of Directors as the trustee of the Excess Share Trust.

         "Non-U.S. Person" shall mean a Person other than a U.S. Person.

         "Ownership Limit" shall initially mean 9.8%, in number of shares of Stock or value, of the outstanding shares of Stock, and, after any adjustment as set forth in Section 7.10, shall mean such lesser or greater percentage of the outstanding shares of Stock as so adjusted. The number and value of the outstanding shares of Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

         "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 42(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

          "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, the beneficial holder of such shares of Stock, if such Transfer had been valid under this Article VII.

         "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, the record holder of such shares of Stock, if such Transfer had been valid under this Article VII.

         "REIT" shall mean a real estate investment trust under Section 856 of the Code.

         "REIT Provisions of the Code" means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.


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         "Related Tenant Limit" shall mean 9.9% by value of the outstanding shares of Stock of the Corporation.

         "Related Tenant Owner" shall mean any Constructive Owner who also owns, directly or indirectly, an interest in a Tenant, which interest is equal to or greater than (i) 9.9% of the combined voting power of all classes of Stock of such Tenant, (ii) 9.9% of the total value of shares of all classes of Stock of such Tenant or (iii) if such Tenant is not a corporation, 9.9% of the assets or net profits of such Tenant, in each case only if such ownership would cause the Corporation to fail the 95% gross income test set forth in Section 856(c)(2) of the Code or the 75% gross income test set forth in Section 856(c)(3) of the Code.

         "Restriction Termination Date" shall mean the first day after the Adoption Date on which the Board of Directors by resolution determines that it is no longer in the best interests of the Corporation to continue to qualify as a REIT.

         "Tenant" shall mean any tenant (including a subtenant) of (i) the Corporation (including any single member limited liability companies owned by the Corporation), (ii) a subsidiary of the Corporation which is deemed to be a "qualified REIT subsidiary" under Section 856(i)(2) of the Code or (iii) a partnership or limited liability company in which the Corporation or one or more of its qualified REIT subsidiaries is a partner or a member.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Stock, (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Stock, debt or any security of the Corporation for shares of Stock and (iii) any transfer or other disposition of any interest in shares of Stock as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have correlative meanings.

         "U.S. Person" shall mean a person defined as a "United States Person" in Section 7701(a)(30) of the Code.

         7.3.     Ownership Limitation.

                  (i) Except as provided in Section 7.12, from the Adoption Date until the Restriction Termination Date, no Person or Persons acting as a group (other than an Excluded Holder) shall Beneficially Own shares of Stock in excess of the Ownership Limit.


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                  (ii) Except as provided in Section 7.12, from the Adoption
Date until the Restriction Termination Date, any Transfer which, if effective, would result in any Person (other than an Excluded Holder) Beneficially Owning shares of Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of the shares of Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Stock.

                  (iii) Except as provided in Section 7.12, from the Adoption Date until the Restriction Termination Date, any Transfer which, if effective, would result in the shares of Stock being beneficially owned (as provided in Section 856(a) of the Code) by fewer than 100 Persons (determined without reference to any rules of attribution) and which would cause the Corporation to violate the requirement set forth in Section 856(a)(5) of the Code shall be void ab initio as to the Transfer of the shares of Stock which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such shares of Stock.

                  (iv) Except as provided in Section 7.12, from the Adoption Date until the Restriction Termination Date, any Transfer which, if effective, would result in the Corporation being "closely held" within the meaning of
Section 856(h) of the Code shall be void ab initio as to the Transfer of the shares of Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Stock.

                  (v) From the Adoption Date until the Restriction Termination Date, any Transfer of shares of Stock which, if effective, would result in any Related Tenant Owner Constructively Owning shares of Stock in excess of the Related Tenant Limit shall be void ab


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initio as to the Transfer of such shares of Stock which would be otherwise
Constructively Owned by such Related Tenant Owner in excess of the Related Tenant Limit; and the intended transferee shall acquire no rights in such shares of Stock.

                  (vi) From the Adoption Date until the Restriction Termination Date, any Transfer which, if effective, would result in the disqualification of the Corporation as a REIT by virtue of actual, Beneficial or Constructive Ownership of shares of Stock shall be void ab initio as to such portion of the Transfer resulting in the disqualification; and the intended transferee shall acquire no rights in such shares of Stock.

         7.4.     Excess Shares.

                  (i) If, notwithstanding the other provisions contained in this
Article VII, at any time after the Adoption Date until the Restriction Termination Date, there is a purported Transfer which is not void ab initio pursuant to Section 7.3 such that any Person (other than an Excluded Holder) would Beneficially Own shares of Stock in excess of the applicable Ownership Limit, then, except as otherwise provided in Section 7.12, shares of Stock directly owned by such Person shall be automatically designated as Excess Shares until such Person does not Beneficially Own shares of Stock in excess of the applicable Ownership Limit. Such designation shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after so designating all of the shares of Stock owned directly by a Person, such Person still Beneficially Owns shares of Stock in excess of the applicable Ownership Limit, shares of Stock owned by such Person constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, shall be designated as Excess Shares until such Person does not Beneficially Own shares of Stock in excess of the applicable Ownership Limit. If such Person owns shares of Stock constructively through one or


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more Persons and the shares of Stock held by such other Persons must be designated as Excess Shares, the designation of shares of Stock by such other Persons shall be pro rata. However, if such Person owns shares of Stock constructively through an Excluded Holder, the Excluded Holder shall not have shares of Stock designated as Excess Shares and the designation shall be pro rata among the other Persons.

                  (ii) If, notwithstanding the other provisions contained in this Article VII, at any time after the Adoption Date until the Restriction Termination Date, there is a purported Transfer of shares of Stock or any sale, transfer, gift, assignment, devise or other disposition of shares or other interests in a direct or indirect stockholder of the Corporation which is not void ab initio pursuant to Section 7.3 and which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then any shares of Stock being sold, transferred or assigned which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares and be treated as provided in this Article VII. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after so designating such shares of Stock, the Corporation is still "closely held" within the meaning of Section 856(h) of the Code, any individual whose Beneficial Ownership of shares of Stock in the Corporation increased as a result of the sale, transfer, gift, assignment, devise or other disposition of shares or other interests in a direct or indirect stockholder of the Corporation or any other event and is one of the five individuals who caused the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, shall have the shares of Stock owned directly by such individual for designated as Excess Shares until the Corporation is not "closely held" within the meaning of


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Section 856(h) of the Code. If similarly situated individuals exist, the designation shall be pro rata. If, after applying the foregoing provisions, the Corporation is still "closely held" within the meaning of Section 856(h) of the Code, then any shares of Stock constructively owned by such individuals shall be designated as Excess Shares (other than shares of Stock held by an Excluded Holder), on a pro rata basis among similarly situated individuals, until the Corporation is not "closely held" within the meaning of Section 856(h) of the Code.

                  (iii) If, at any time after the Adoption Date until the Restriction Termination Date, an event other than a purported Transfer (an "Event") occurs which would cause any Person (other than an Excluded Holder) to Beneficially Own shares of Stock in excess of the applicable Ownership Limit, then, except as otherwise provided in Section 7.12, shares of Stock Beneficially Owned by such Person shall be automatically designated as Excess Shares to the extent necessary to eliminate such excess ownership. Such designation shall be effective as of the close of business on the business day prior to the date of the Event. In determining which shares of Stock are so designated, shares of Stock Beneficially Owned by any Person who caused the Event to occur shall be designated before any shares of Stock not so held are designated. If similarly situated Persons exist, the exchange shall be pro rata. If any Person whose shares of Stock are so designated pursuant to this subsection 7.4(iii), shares of Stock directly held by such Person shall be so designated before shares of Stock owned constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, are designated. If such Person owns shares of Stock constructively through one or more Persons and the shares of Stock held by such other Persons must be designated Excess Shares, the designation of shares of Stock by such other Persons shall be pro rata. However, if such Person owns shares of Stock constructively through an Excluded Holder, the Excluded Holder shall not have its


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shares of Stock designated Excess Shares and the designation shall be pro rata among the other Persons.

                  (iv) If, at any time after the Adoption Date until the Restriction Termination Date, an Event occurs which would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then shares of Stock Beneficially Owned by any Person (other than an Excluded Holder), as the case may be, shall be automatically designated Excess Shares to the extent necessary to eliminate such excess ownership. Such designation shall be effective as of the close of business on the business day prior to the date of the Event. In determining which shares of Stock are so designated, shares of Stock Beneficially Owned by any Person (other than an Excluded Holder) who caused the Event to occur shall be so designated before any shares of Stock not so held are designated. If similarly situated Persons exist, the designation shall be pro rata. If any Person whose shares of Stock pursuant to this subsection 7.4(iv), shares of Stock directly held by such Person shall be so designated before Stock owned constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code are designated. If any Person (other than an Excluded Holder) owns shares of Stock constructively through one or more Persons and the shares of Stock held by such other Persons must be designated Excess Shares, the designation of shares of Stock by such other Persons shall be pro rata. However, if such Person owns shares of Stock constructively through an Excluded Holder, the Excluded Holder shall not have its shares of Stock designated Excess Shares and the designation shall be pro rata among the other Persons.

                  (v) If, notwithstanding the other provisions contained in this
Article VII, at any time after the Adoption Date until the Restriction Termination Date, there is a purported Transfer of shares of Stock or any sale, transfer, gift, assignment, devise or other disposition of


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shares or other interests of a direct or indirect stockholder of the Corporation which, if effective, would cause any Related Tenant Owner to Constructively Own shares of Stock in excess of the Related Tenant Limit, then any shares of Stock purportedly owned by such Related Tenant Owner which would cause such Related Tenant to Constructively Own shares of Stock in excess of the Related Tenant Limit (a "Related Tenant Transfer") shall be automatically designated Excess Shares and be treated as provided in this Article VII. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or event described in the preceding sentence. In determining which shares of Stock are so designated, shares of Stock owned directly or indirectly by any Person (other than an Excluded Holder) who caused the Related Tenant Transfer to occur shall be designated before any shares of Stock not so held are designated. If similarly situated Persons exist, the designation shall be pro rata. If the Related Tenant Limit is still exceeded and the Related Tenant Transfer was not caused by the Related Tenant Owner in question, shares of Stock owned directly or indirectly by such Related Tenant Owner (other than shares of Stock owned directly or indirectly by an Excluded Holder) shall be designated Excess Shares until the Related Tenant Owner does not own shares of Stock in excess of the Related Tenant Limit. If, after the designation described above in this subsection 7.4(v), the Related Tenant Owner still owns shares of Stock in excess of the Related Tenant Limit, shares of Stock owned directly or indirectly by the Excluded Holders shall be designated pro rata for Excess Shares until the Related Tenant Owner does not own shares of Stock in excess of the Related Tenant Limit.

                  (vi) If, at any time after the Adoption Date until the Restriction Termination Date, there is an event (a "Related Tenant Event") which would cause any Related Tenant Owner to Constructively Own shares of Stock in excess of the Related Tenant Limit, then shares of


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Stock which would cause the Related Tenant Limit to be exceeded shall be automatically designated Excess Shares to the extent necessary to eliminate such excess ownership. Such designation shall be effective as of the close of business on the business day prior to the date of the Related Tenant Event. In determining which shares of Stock are so designated, shares of Stock owned directly or indirectly by any Person (other than an Excluded Holder) who caused the Related Tenant Event to occur shall be so designated before any shares of Stock not so held are designated. If similarly situated Persons exist, the designation shall be pro rata. If the Related Tenant Limit is still exceeded and the Related Tenant Event was not caused by the Related Tenant Owner in question, shares of Stock owned directly or indirectly by such Related Tenant Owner (other than shares of Stock owned directly or indirectly by an Excluded Holder) shall be designated Excess Shares until the Related Tenant Owner does not own shares of Stock in excess of the Related Tenant Limit. If, after the designations described above in this subsection 7.4(vi), the Related Tenant Owner still owns shares of Stock in excess of the Related Tenant Limit, shares of Stock owned directly or indirectly by the Excluded Holders shall be designated pro rata for Excess Shares until the Related Tenant Owner does not own shares of Stock in excess of the Related Tenant Limit.

                  (vii) If, notwithstanding the other provisions contained in this Article VII, at any time after the Adoption Date until the Restriction Termination Date, there is a purported Transfer of shares of Stock or any sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect stockholder of the Corporation which, if effective, would result in the disqualification of the Corporation as a REIT by virtue of actual, Beneficial or Constructive Ownership of shares of Stock, then any shares of Stock being Transferred which would result in such disqualification shall be automatically designated Excess Shares and shall


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be treated as provided in this Article VII. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer.

                  (viii) If, at any time after the Adoption Date until the Restriction Termination Date, notwithstanding the other provisions contained in this Article VII, there is an event (a "Prohibited Owner Event") which would result in the disqualification of the Corporation as a REIT by virtue of actual, Beneficial or Constructive Ownership of shares of Stock, then shares of Stock which would result in the disqualification of the Corporation shall be automatically designated Excess Shares to the extent necessary to avoid such disqualification. Such designation shall be effective as of the close of business on the business day prior to the date of the Prohibited Owner Event. In determining which shares of Stock are so designated, shares of Stock owned directly or indirectly by any Person (other than the Excluded Holder) who caused the Prohibited Owner Event to occur shall be designated before any shares of Stock not so held are designated. If similarly situated Persons exist, the designation shall be pro rata. If the Corporation is still disqualified, shares of Stock owned directly or indirectly by Persons who did not cause the Prohibited Owner Event to occur (other than shares of Stock owned directly or indirectly by an Excluded Holder) shall be chosen by random lot and designated Excess Shares until the Corporation is no longer disqualified as a REIT. If, after the designations described above in this subsection 7.4(viii), the Corporation is still disqualified as a REIT, shares of Stock owned directly or indirectly by the Excluded Holders shall be designated pro rata as Excess Shares until the Corporation is no longer disqualified as a REIT.

         7.5. Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 7.3 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without


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

reference to any rules of attribution) of any shares of Stock in violation of
Section 7.3, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of
Section 7.3 shall automatically result in the designation and treatment described in Section 7.4, irrespective of any action (or non-action) by the Board of Directors.

         7.6. Notice to Corporation. Any Person who acquires or attempts to acquire shares of Stock in violation of Section 7.3, or any Person who is a transferee such that Excess Shares result under Section 7.4, shall immediately give written notice or, with respect to a proposed or attempted Transfer, give at least 30 days' prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

         7.7. Information for Corporation. From the Adoption Date until the Restriction Termination Date:

                  (i) Every Beneficial Owner of more than 5% (or such other percentage, between 0.5% and 5%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding shares of Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares of Stock Beneficially Owned and a description of how such shares of Stock are held; and each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT; and

                  (ii) Each Person who is a Beneficial Owner of shares of Stock and each Person (including the stockholder of record) who is holding shares of Stock for a Beneficial Owner shall provide to the Corporation in writing such information with respect to direct, indirect and constructive ownership of shares of Stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         7.8. Other Action by Board of Directors. Subject to Section 7.3, nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

         7.9. Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in
Section 7.2, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

         7.10. Increase or Decrease in Ownership Limit. Subject to the limitations provided in Section 7.11, the Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law which would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

         7.11.    Limitations on Changes in Ownership Limits.

                  (i) The Ownership Limit may not be increased if, after giving effect to such increase (or creation), five individual Beneficial Owners of shares of Stock could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding shares of Stock.

                  (ii) Prior to the modification of any Ownership Limit pursuant to Section 7.10, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                  (iii) No Ownership Limit may be increased to a percentage which is greater than 9.9%.

         7.12. Waivers by the Board of Directors. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel to the effect that such exemption will not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or such other evidence as the Board of Directors deems necessary in its sole discretion, may exempt, on such conditions and terms as the Board of Directors deems necessary in its sole discretion, a Person from the Ownership Limit, if the Board of Directors obtains such representations and undertakings from such Person as the Board of Directors may deem appropriate and such Person agrees that any violation or attempted violation shall result in, to the extent necessary, the designation of shares of Stock held by such Person as Excess Shares in accordance with Section 7.4.

         7.13. Legend. Each certificate for shares of Stock shall bear substantially the following legend:

         The securities represented by this certificate are subject to restrictions on ownership and transfer for purposes, among others, of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the articles of incorporation of the Corporation, no Person may Beneficially Own shares of Stock in excess of 9.8% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the number or value of the outstanding shares of Stock of the Corporation (unless such Person is an Excluded Holder). Any Person who attempts or proposes to Beneficially Own shares of Stock in excess of the above limitations must notify the Corporation in writing at least 30 days prior to such proposed or attempted Transfer. In addition, Stock ownership by and transfers of shares of Stock to non-U.S. persons and certain tenants of the Corporation are subject to certain restrictions. If the restrictions on transfer are violated, the securities represented hereby shall be designated and treated as Excess Shares which shall be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary. All capitalized terms in this legend have the meanings defined in the articles of incorporation of the Corporation, a copy of which, including the restrictions on transfer, shall be furnished to each stockholder on request and without charge.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

         7.14. Severability. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

         7.15. Transfer of Excess Shares. Upon any purported Transfer which results in Excess Shares pursuant to Section 7.4, such Excess Shares shall be deemed to have been transferred to the Excess Share Trustee, as trustee of a special trust for the exclusive benefit of the Charitable Beneficiary or Charitable Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to Section 7.4. Excess Shares so held in trust shall be issued and outstanding shares of Stock of the Corporation. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as provided in Section 7.18.

         7.16. Dividends on Excess Shares. Any dividends (whether taxable as a dividend, return of capital or otherwise) on Excess Shares shall be paid to the Excess Share Trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive the lesser of (i) the amount of any dividend made upon liquidation, dissolution or winding up or (ii) the price paid by the Purported Record Transferee for the shares of Stock, or if the Purported Record Transferee did not give value for the shares of Stock, the fair market value of the shares of Stock (as determined by the Board of Directors) on the day of the event causing the shares of Stock to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Corporation that the shares of Stock with respect to which the dividend or distribution was made had been exchanged for Excess Shares shall be repaid to the Excess Share Trust for the benefit of the Charitable Beneficiary.

         7.17. Voting of Excess Shares. The Excess Share Trustee shall be entitled to vote the Excess Shares for the benefit of the Charitable Beneficiary on any matter. Any vote taken by a Purported Record Transferee prior to the discovery by the Corporation that the Excess Shares were held in trust shall, subject to applicable law, be rescinded ab initio, provided, however, that if the Corporation has taken irreversible action, a vote need not be rescinded. The Purported Record Transferee or Purported Record Holder of the Excess Shares shall be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.

         7.18. Non-Transferability of Excess Shares. Excess Shares shall be transferable only as provided in this Section 7.18. At the direction of the Corporation, the Excess Share Trustee shall transfer the shares of Stock held in the Excess Share Trust to a Person whose ownership of the shares of Stock will not violate the Ownership Limit. If shares of Stock were transferred to the Excess Share Trustee pursuant to subsection 7.4(i), 7.4(ii), 7.4(iii) or 7.4(iv) of this Article VII, at the direction of the Corporation, the Excess Share Trustee shall transfer the shares of Stock held by the Excess Share Trustee to a Person who makes the highest offer for the Excess Shares and pays the purchase price and whose ownership of the shares of Stock will not violate the Ownership Limit. If shares of Stock were transferred to the Excess Shares Trustee pursuant to subsection 7.4(v) or 7.4(vi) of this Article VII, at the direction of the Corporation, the Excess Share Trustee shall transfer the shares of Stock held by the Excess Share Trustee to the U.S. Person who makes the highest offer for the Excess Shares and pays the purchase price. If such a transfer is made to a Person, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive (i) the lesser of (A) the price paid by the Purported Record Transferee for the shares of Stock or, if the Purported Record Transferee did not give value for the shares of Stock, the fair market value of the shares of Stock (as determined by the Board of Directors) on the day of the event causing the shares of Stock to be held in trust, and (B) the price received by the Excess Share Trust from the sale or other disposition of the shares of Stock minus (ii) any dividend paid or distribution paid to the Purported Record Transferee which the Purported Record Transferee was under an obligation to repay to the Excess Share Trustee but has not repaid to the Excess Share Trustee at the time of the distribution of the proceeds. Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid to the Charitable Beneficiary. Prior to any transfer of any Excess Shares by the Excess Share Trustee, the Corporation must have waived in writing its purchase rights under Section 7.20. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Article VII against the Charitable Beneficiary. Upon completion of any transfer of Excess Shares by the Excess Share Trustee, against payment therefor by the transferee, the designation of those Excess Shares as Excess Shares under this Article VII will terminate.

         7.19. Acting as Agent. If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Corporation.

         7.20. Call by Corporation on Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share of Stock equal to the lesser of (i) the price per share of Stock in the transaction which created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the fair market value of the shares of Stock (as determined by the Board of Directors) at the time of such devise, gift or other transaction) and (ii) the fair market value of the shares of Stock (as determined by the Board of Directors) to which such Excess Shares relate on the date the Corporation, or its designee, accepts such offer (the "Redemption Price"). The Corporation shall have the right to accept such offer for a period of 90 days after the later of
(A) the date of the Transfer which resulted in such Excess Shares and (B) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 7.6, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 7.18. Unless the Board of Directors determines that it is in the interests of the Corporation to make earlier payments of all of the amount determined as the Redemption Price per share of Stock in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board at any time up to but not later than five years after the date the Corporation accepts the offer to purchase the Excess Shares. In no event shall the Corporation have an obligation to pay interest to the Purported Record Transferee.

                                  ARTICLE VIII
                             LIMITATION ON LIABILITY

         To the fullest extent permitted by Maryland law, as applicable from time to time, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Article in respect of any act or omission that occurred prior to such amendment or repeal.

                                   ARTICLE IX
                                 INDEMNIFICATION

         The Corporation shall have the power to obligate itself, to the fullest extent permitted by Maryland law as applicable from time to time, (i) to indemnify all persons who at any time were or are directors, officers, employees or agents of the Corporation for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director, officer, employee or agent and (ii) to pay or reimburse all reasonable expenses incurred by such a person in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which the person is a party, in advance of the final disposition of the proceeding.

                                    ARTICLE X
                                   AMENDMENTS

         The Corporation reserves the right to make any amendment of the charter, including any amendment which alters the terms or contract rights, as expressly set forth in the charter, of any of its outstanding Stock by classification, reclassification or otherwise, and all rights conferred on stockholders are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned incorporator of Government Properties Trust, Inc. confirms that the organization meeting of the Board of Directors of the Corporation has not been held and hereby executes the foregoing Amended Articles of Incorporation and acknowledges the same to be his act and further acknowledges that, to the best of his knowledge, the matters and facts set forth herein are true in all material respects under the penalties of perjury as of this 25th day of September, 2003.

                                                    /s/ J.W. Thompson Webb
                                                    ----------------------------
                                                    J.W. Thompson Webb


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